UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE H. C. CHARLES DIAO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

Item 1: On February 7, 2022, Voss issued the following press release:

Proxy Advisory Firm ISS Joins Glass Lewis in Recommending Griffon Shareholders Vote “FOR” Voss’s BLUE Proxy Card

ISS Supports Voss Candidate Charlie Diao for Election to Griffon Corp.’s Board at the Annual Meeting on February 17, 2022

Report Concludes that Voss “Has Made the Case that Change is Needed on the Board”

HOUSTON, Feb. 7, 2022 /PRNewswire/ -- Voss Capital, LLC ("Voss"), a significant shareholder of Griffon Corp. (NYSE: GFF) ("Griffon" or the "Company"), today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that Griffon shareholders vote on the BLUE proxy card for Voss’s truly independent and engaged director candidate Charlie Diao.

The ISS report highlights the underperformance of Griffon’s Total Shareholder Return and the Company’s poor overall operational performance.

•	“Over the nearly 14-year tenure of CEO Ron Kramer, arguably the most meaningful timeframe for assessing the success of the company's portfolio optimization strategy, GFF's TSR has significantly lagged both the performance of the median of its peers and the broader market.”

•	“Despite top-line revenue and adjusted EBITDA growth, and expanding margins, the company's ROA and ROIC have been low, with ROIC consistently lagging the company's WACC over the last six years.”

•	“The DE segment posted sizable revenue and EBITDA declines, which could impact the potential sale price at the conclusion of the ongoing sale process. Despite a double-digit decline in total adjusted EBITDA margins, the company's unallocated expenses grew by 2.6 percent quarter over quarter.”

ISS concurred with Voss’s criticisms of Griffon management’s compensation, specifically pointing to the extreme disconnect between high executive pay, weak shareholder returns and the Company’s lack of response to persistently low say on pay results.

•	“GFF’s total NEO compensation of $83.8 million over the last three fiscal years easily eclipses the $60 million GFF has returned to shareholders over the same period.”

•	“Shareholder support for GFF's say-on-pay has remained low for several years, dropping to 51 percent in 2021.”

•	“The board has been insufficiently attentive to longstanding shareholder concerns in terms of compensation, highlighted by low shareholder support for recent say-on-pay votes and the low percentage of shareholders engaged by the board following the low show of support.”

•	“Perhaps most tellingly, despite four years of declining shareholder support for say-on-pay votes, executive compensation remains excessive and has increased in every year except for 2019.”

ISS also agreed with Voss that Griffon’s corporate governance continues to be subpar.

•	“The declassification is staggered and won't be complete until 2024 if approved by shareholders, the company maintains a combined chair/CEO role, and there is a plurality vote standard for uncontested director elections.”

•	“There are concerns regarding the independence of directors, with six directors having been recommended for nomination by the CEO or other sitting directors, and two independent directors and the CEO with long tenures of 18+ years.”

•	“The board size, at 14 directors, is also significantly larger than similarly sized U.S. listed companies that have a median board size of eight directors. Yet, the board has only issued vague promises with no clear timeline to right-size the board.”

•	[Regarding the circumstances surrounding Voss candidate withdrawals] “Though shareholders lack definitive evidence with which to weigh this dispute, the revocation of such authorizations is highly unusual, especially when coupled with the dissident's recent experiences with certain of its service providers. As such, it is difficult to dismiss the dissident's concerns out of hand.”

Additionally, ISS validates several of Voss’s concerns with the Company’s recent acquisition of Hunter Fan. The report reveals that Griffon’s Board admitted to an M&A strategy of acquiring companies with no synergies, essentially describing their M&A strategy as collecting stand-alone businesses.

•	“In discussions with ISS, the board stated that its philosophy towards M&A was to find targets that can stand on their own merits without cost synergies, like Hunter.”

•	“Hunter's high margins (> 20 percent), coupled with the lack of identified cost synergies and the inherent risk in executing on cross-sell opportunities may cause shareholders to question the potential for meaningful operational improvement or further value creation from the acquisition.”

Lastly, ISS discusses their confidence in the ability of our nominee Charlie Diao to influence meaningful change at Griffon.

•	“Dissident nominee Diao appears capable, is independent of the dissident and GFF, and seems to have the right demeanor and desire to work collaboratively within the 14-person board.”

•	“Shareholders would likely benefit from Diao's ability to provide an additional degree of independent oversight of management by raising questions about the company's operating and M&A strategy, shareholder outreach, and governance.”

Voss greatly appreciates ISS’s and Glass Lewis’s support of our nominee Charlie Diao and the case for change at Griffon. Both proxy advisory firms have shared our concerns regarding the Company’s persistent underperformance, outsized executive compensation, lack of Board independence and outdated corporate governance practices.

We strongly encourage Griffon shareholders to follow the proxy advisors’ recommendations and vote the BLUE proxy card to demand change at Griffon. Today’s announcement follows last Friday’s press release containing similar quotes from Glass Lewis, see here.

For more information on our case for change, visit our website www.renovategriffon.com.

1 Permission to quote from the ISS report was neither sought nor received. Emphases added.

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

Item 2: Also on February 7, 2022, Voss updated the website www.renovategriffon.com, a copy of the webpage is set forth below:

Item 3: Also on February 7, 2022, Voss issued the following statements via social media: